Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500E, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Third Quarter 2023 Earnings
November 2, 2023, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (“REIT”), announced operating results for the quarter ended September 30, 2023 (“2023 Quarter”). Total revenue for the 2023 Quarter increased to $63.8 million from $61.1 million for the quarter ended September 30, 2022 (“2022 Quarter”). Net income increased to $16.7 million for the 2023 Quarter from $15.5 million for the 2022 Quarter primarily due to (a) higher commercial base rent of $1.3 million, (b) higher residential base rent of $0.7 million, (c) lower loss on early extinguishment of debt of $0.6 million and (d) lower general and administrative costs of $0.4 million, partially offset by (e) higher interest expense, net and amortization of deferred debt costs of $1.3 million and (f) lower recovery income, net of expenses, of $0.5 million. Net income available to common stockholders increased to $10.0 million, or $0.42 per basic and diluted share, for the 2023 Quarter from $9.2 million, or $0.38 per basic and diluted share, for the 2022 Quarter.
Same property revenue increased $2.7 million, or 4.4%, and same property operating income increased $1.4 million, or 3.1%, for the 2023 Quarter compared to the 2022 Quarter. Shopping Center same property operating income for the 2023 Quarter totaled $34.1 million, a $0.4 million increase from the 2022 Quarter. Shopping Center same property operating income increased primarily due to (a) higher base rent of $1.0 million, partially offset by (b) lower recovery income, net of expenses, of $0.5 million. Mixed-Use same property operating income totaled $12.3 million, a $1.0 million increase from the 2022 Quarter. Mixed-Use same property operating income increased primarily due to (a) higher residential base rent of $0.7 million and (b) higher parking income, net of expenses, of $0.2 million. No properties were excluded from same property results. Reconciliations of (a) total revenue to same property revenue and (b) net income to same property operating income are attached to this press release.
Same property revenue and same property operating income are non-GAAP financial measures of performance and improve the comparability of these measures by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. We define same property revenue as total revenue minus the revenue of properties not in operation for the entirety of the comparable reporting periods. We define same property operating income as net income plus (a) interest expense, net and amortization of deferred debt costs, (b) depreciation and amortization of deferred leasing costs, (c) general and administrative expenses, (d) change in fair value of derivatives, and (e) loss on early extinguishment of debt minus (f) gains on sale of property and (g) the results of properties not in operation for the entirety of the comparable periods.
Funds from operations (“FFO”) available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) increased to $26.0 million, or $0.78 and $0.76 per basic and diluted share, respectively, in the 2023 Quarter compared to $24.9 million, or $0.75 and $0.73 per basic and diluted share, respectively, in the 2022 Quarter. FFO is a non-GAAP supplemental earnings measure that the Company considers meaningful in measuring its operating performance. A reconciliation of net income to FFO is attached to this press release. The increase in FFO available to common stockholders and noncontrolling interests was primarily the result of (a) higher commercial base rent of $1.3 million, (b) higher residential base rent of $0.7 million, (c) lower loss on early extinguishment of debt of $0.6 million and (d) lower general and administrative costs of $0.4 million, partially offset by (e) higher interest expense, net and amortization of deferred debt costs of $1.3 million and (f) lower recovery income, net of expenses, of $0.5 million.
As of September 30, 2023, 94.2% of the commercial portfolio was leased, compared to 93.0% as of September 30, 2022. As of September 30, 2023, the residential portfolio was 97.5% leased compared to 97.2% as of September 30, 2022.
For the nine months ended September 30, 2023 (“2023 Period”), total revenue increased to $190.5 million from $183.5 million for the nine months ended September 30, 2022 (“2022 Period”). Net income increased to $51.6 million for the 2023 Period from $50.0 million for the 2022 Period. The increase in net income was primarily due to (a) higher commercial base rent of $3.3 million, (b) higher residential base rent of $2.5 million, (c) lower depreciation and amortization of deferred leasing costs of $0.7 million, (d) lower loss on early extinguishment of debt of $0.6 million and (e) higher lease termination fees of $0.3 million, partially offset by (f) higher interest expense, net and amortization of deferred debt costs of $4.4 million and (g) lower recovery income, net of expenses, of $1.3 million. Net income available to common stockholders increased to $31.1 million, or $1.29 per basic and diluted share, for the 2023 Period compared to $29.9 million, or $1.25 per basic and diluted share, for the 2022 Period.
Same property revenue increased $7.0 million, or 3.8%, and same property operating income increased $4.7 million, or 3.5% for the 2023 Period, compared to the 2022 Period. Shopping Center same property operating income increased $2.0 million, or 2.0%, primarily due to (a) higher base rent of $3.2 million, partially offset by (b) lower recovery income, net of expenses, of $0.7 million and (c) lower lease termination fees of $0.2 million. Mixed-Use same property operating income increased $2.7 million, or 7.9%, primarily due to (a) higher residential base rent of $2.5 million, (b) higher lease termination fees of $0.5 million and (c) higher parking income, net of expenses, of $0.2 million, partially offset by (d) lower recovery income, net of expenses, of $0.7 million. No properties were excluded from same property results.

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FFO available to common stockholders and noncontrolling interests, after deducting preferred stock dividends increased to $79.4 million, or $2.38 and $2.33 per basic and diluted share, respectively, in the 2023 Period from $78.5 million, or $2.36 and $2.31 per basic and diluted share, respectively, in the 2022 Period. FFO available to common stockholders and noncontrolling interests increased primarily due to (a) higher commercial base rent of $3.3 million, (b) higher residential base rent of $2.5 million, (c) lower loss on early extinguishment of debt of $0.6 million and (d) higher lease termination fees of $0.3 million, partially offset by (e) higher interest expense, net and amortization of deferred debt costs of $4.4 million and (f) lower recovery income, net of expenses, of $1.3 million.
As of October 31, 2023, the Company had collected 98.8% of contractual base rent and operating expense and real estate tax recoveries due during the 2023 Quarter. For discussion of how the COVID-19 pandemic has impacted the Company’s business, please see Part 1, Item 2 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.
Although we are and will continue to be actively engaged in rent collection efforts related to uncollected rent, and we continue to work with certain tenants who have requested rent deferrals, we can provide no assurance that such efforts or our efforts in future periods will be successful. As of September 30, 2023, of the $9.4 million of rents previously deferred, $8.9 million has come due and $0.3 million has been written off. Of the amounts that have come due, $8.6 million, or approximately 96%, has been paid as of October 31, 2023.
Saul Centers, Inc. is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 61 properties, which includes (a) 50 community and neighborhood shopping centers and seven mixed-use properties with approximately 9.8 million square feet of leasable area and (b) four non-operating land and development properties. Over 85% of the Saul Centers’ property operating income is generated by properties in the metropolitan
Washington, D.C./Baltimore area.

Contact:    Carlos L. Heard
    (301) 986-7737

Safe Harbor Statement
Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. These factors include, but are not limited to, the risk factors described in our Annual Report on (i) Form 10-K for the year ended December 31, 2022 and (ii) our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and include the following: (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (iv) the Company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (viii) increases in operating costs, (ix) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (x) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xi) impairment charges, (xii) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and (xiii) an epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period. Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements that we make, including those in this press release. Except as may be required by law, we make no promise to update any of the forward-looking statements as a result of new information, future events or otherwise. You should carefully review the risks and risk factors included in (i) our Annual Report on Form 10-K for the year ended December 31, 2022 and (ii) our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

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Saul Centers, Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share amounts)	September 30, 2023	December 31, 2022
Assets
Real estate investments
Land	$511,529	$511,529
Buildings and equipment	1,588,219	1,574,381
Construction in progress	467,939	322,226
	2,567,687	2,408,136
Accumulated depreciation	(719,163)	(688,475)
	1,848,524	1,719,661
Cash and cash equivalents	6,586	13,279
Accounts receivable and accrued income, net	56,894	56,323
Deferred leasing costs, net	23,147	22,388
Other assets	25,772	21,651
Total assets	$1,960,923	$1,833,302
Liabilities
Notes payable, net	$943,538	$961,577
Revolving credit facility payable, net	249,521	161,941
Term loan facility payable, net	99,493	99,382
Construction loan payable, net	50,760	—
Accounts payable, accrued expenses and other liabilities	60,819	42,978
Deferred income	22,977	23,169
Dividends and distributions payable	22,482	22,453
Total liabilities	1,449,590	1,311,500
Equity
Preferred stock, 1,000,000 shares authorized:
Series D Cumulative Redeemable, 30,000 shares issued and outstanding	75,000	75,000
Series E Cumulative Redeemable, 44,000 shares issued and outstanding	110,000	110,000
Common stock, $0.01 par value, 40,000,000 shares authorized, 24,064,211 and 24,016,009 shares issued and outstanding, respectively	241	240
Additional paid-in capital	449,076	446,301
Partnership units in escrow	39,650	39,650
Distributions in excess of accumulated net income	(285,024)	(273,559)
Accumulated other comprehensive income	4,724	2,852
Total Saul Centers, Inc. equity	393,667	400,484
Noncontrolling interests	117,666	121,318
Total equity	511,333	521,802
Total liabilities and equity	$1,960,923	$1,833,302

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Saul Centers, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	(unaudited)		(unaudited)
Rental revenue	$62,369	$59,951	$186,199	$179,765
Other	1,397	1,136	4,325	3,759
Total revenue	63,766	61,087	190,524	183,524
Expenses
Property operating expenses	9,720	8,995	27,502	26,174
Real estate taxes	7,641	7,078	22,589	21,652
Interest expense, net and amortization of deferred debt costs	12,419	11,103	36,518	32,162
Depreciation and amortization of deferred leasing costs	12,096	12,195	36,227	36,899
General and administrative	5,179	5,555	16,125	15,988
Loss on early extinguishment of debt	—	648	—	648
Total expenses	47,055	45,574	138,961	133,523
Net Income	16,711	15,513	51,563	50,001
Noncontrolling interests
Income attributable to noncontrolling interests	(3,892)	(3,563)	(12,080)	(11,670)
Net income attributable to Saul Centers, Inc.	12,819	11,950	39,483	38,331
Preferred stock dividends	(2,798)	(2,798)	(8,395)	(8,395)
Net income available to common stockholders	$10,021	$9,152	$31,088	$29,936
Per share net income available to common stockholders
Basic and diluted	$0.42	$0.38	$1.29	$1.25

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Reconciliation of net income to FFO available to common stockholders and noncontrolling interests (1)
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2023	2022	2023	2022
Net income	$16,711	$15,513	$51,563	$50,001
Add:
Real estate depreciation and amortization	12,096	12,195	36,227	36,899
FFO	28,807	27,708	87,790	86,900
Subtract:
Preferred stock dividends	(2,798)	(2,798)	(8,395)	(8,395)
FFO available to common stockholders and noncontrolling interests	$26,009	$24,910	$79,395	$78,505
Weighted average shares and units:
Basic	33,357	33,295	33,340	33,238
Diluted (2)	34,068	34,005	34,049	33,957
Basic FFO per share available to common stockholders and noncontrolling interests	$0.78	$0.75	$2.38	$2.36
Diluted FFO per share available to common stockholders and noncontrolling interests	$0.76	$0.73	$2.33	$2.31

(1)    The National Association of Real Estate Investment Trusts (“Nareit”) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding impairment charges on real estate assets and gains or losses from real estate dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.
(2)    Beginning March 5, 2021, fully diluted shares and units includes 1,416,071 limited partnership units that were held in escrow related to the contribution of Twinbrook Quarter. Half of the units held in escrow were released on October 18, 2021. The remaining units held in escrow were released on October 18, 2023.

www.SaulCenters.com

Reconciliation of revenue to same property revenue (3)
(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(unaudited)		(unaudited)
Total revenue	$63,766	$61,087	$190,524	$183,524
Less: Acquisitions, dispositions and development properties	—	—	—	—
Total same property revenue	$63,766	$61,087	$190,524	$183,524

Shopping Centers	$44,014	$42,478	$132,214	$128,615
Mixed-Use properties	19,752	18,609	58,310	54,909
Total same property revenue	$63,766	$61,087	$190,524	$183,524

Total Shopping Center revenue	$44,014	$42,478	$132,214	$128,615
Less: Shopping Center acquisitions, dispositions and development properties	—	—	—	—
Total same Shopping Center revenue	$44,014	$42,478	$132,214	$128,615

Total Mixed-Use property revenue	$19,752	$18,609	$58,310	$54,909
Less: Mixed-Use acquisitions, dispositions and development properties	—	—	—	—
Total same Mixed-Use property revenue	$19,752	$18,609	$58,310	$54,909

(3)     Same property revenue is a non-GAAP financial measure of performance that management believes improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property revenue adjusts property revenue by subtracting the revenue of properties not in operation for the entirety of the comparable reporting periods. Same property revenue is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property revenue should not be considered as an alternative to total revenue, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property revenue a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from same property revenue is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property revenue. Accordingly, the Company’s same property revenue may not be comparable to those of other REITs.

Mixed-Use same property revenue is composed of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2023	2022	2023		2022
Office mixed-use properties (1)	$9,805	$9,489	$28,806		$28,381
Residential mixed-use properties (retail activity) (2)	1,173	1,017	3,461		2,948
Residential mixed-use properties (residential activity) (3)	8,774	8,103	26,043		23,580
Total Mixed-Use same property revenue	$19,752	$18,609	$58,310	$58,310	$54,909
(1)Includes Avenel Business Park, Clarendon Center – North and South Blocks, 601 Pennsylvania Avenue and Washington Square
(2)Includes The Waycroft and Park Van Ness
(3)Includes Clarendon South Block, The Waycroft and Park Van Ness

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Reconciliation of net income to same property operating income (4)
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2023	2022	2023	2022
	(unaudited)		(unaudited)
Net income	$16,711	$15,513	$51,563	$50,001
Add: Interest expense, net and amortization of deferred debt costs	12,419	11,103	36,518	32,162
Add: Depreciation and amortization of deferred leasing costs	12,096	12,195	36,227	36,899
Add: General and administrative	5,179	5,555	16,125	15,988
Add: Loss on early extinguishment of debt	—	648	—	648
Property operating income	46,405	45,014	140,433	135,698
Less: Acquisitions, dispositions and development properties	—	—	—	—
Total same property operating income	$46,405	$45,014	$140,433	$135,698

Shopping Centers	$34,069	$33,652	$103,547	$101,513
Mixed-Use properties	12,336	11,362	36,886	34,185
Total same property operating income	$46,405	$45,014	$140,433	$135,698

Shopping Center operating income	$34,069	$33,652	$103,547	$101,513
Less: Shopping Center acquisitions, dispositions and development properties	—	—	—	—
Total same Shopping Center operating income	$34,069	$33,652	$103,547	$101,513

Mixed-Use property operating income	$12,336	$11,362	$36,886	$34,185
Less: Mixed-Use acquisitions, dispositions and development properties	—	—	—	—
Total same Mixed-Use property operating income	$12,336	$11,362	$36,886	$34,185

(4) Same property operating income is a non-GAAP financial measure of performance that management believes improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property operating income adjusts property operating income by subtracting the results of properties that were not in operation for the entirety of the comparable periods. Same property operating income is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property operating income should not be considered as an alternative to property operating income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property operating income a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from property operating income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property operating income. Accordingly, same property operating income may not be comparable to those of other REITs.

Mixed-Use same property operating income is composed of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2023	2022	2023		2022
Office mixed-use properties (1)	$6,177	$5,939	$18,354		$18,265
Residential mixed-use properties (retail activity) (2)	862	743	2,509		2,142
Residential mixed-use properties (residential activity) (3)	5,297	4,680	16,023		13,778
Total Mixed-Use same property operating income	$12,336	$11,362	$36,886	$36,886	$34,185
(1)Includes Avenel Business Park, Clarendon Center – North and South Blocks, 601 Pennsylvania Avenue and Washington Square
(2)Includes The Waycroft and Park Van Ness
(3)Includes Clarendon South Block, The Waycroft and Park Van Ness

www.SaulCenters.com